Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS THIRD QUARTER

FINANCIAL AND OPERATING RESULTS

Las Vegas, Nevada, October 30, 2019 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended September 30, 2019.

Third Quarter 2019 Financial Highlights:

Consolidated Results

•	Consolidated net revenues increased 9% compared to the prior year quarter to $3.3 billion;
•

Consolidated operating income decreased 42% compared to the prior year quarter to $238 million. Excluding a non-cash impairment charge of $219 million in the current quarter related to Circus Circus Las Vegas and adjacent land, included within property transactions, net, consolidated operating income increased 11% compared to the prior year quarter;

•

Net loss attributable to MGM Resorts of $37 million, including the $219 million non-cash impairment charge discussed above, compared to net income attributable to MGM Resorts of $143 million in the prior year quarter;

•	Diluted loss per share of $0.08 in the current quarter compared to diluted earnings per share of $0.26 in the prior year quarter;
•	Adjusted diluted earnings per share (“Adjusted EPS”)(1) of $0.31 in the current quarter compared to Adjusted EPS of $0.23 in the prior year quarter; and
•	Consolidated Adjusted EBITDA(2) increased 14% to $814 million in the current quarter compared to $716 million in the prior year quarter.

“We performed well in the third quarter, which came in line with our expectations. Our consolidated net revenues increased by 9 percent and consolidated Adjusted EBITDA increased by 14 percent” said Jim Murren, Chairman and CEO of MGM Resorts. “Our Las Vegas Strip Resorts saw an increase in revenues by 4 percent with non-gaming revenues up 6 percent thanks to a robust performance in rooms and food and beverage. Gaming revenues at our Las Vegas Strip Resorts declined by 3 percent due to ongoing weakness in Far East baccarat volumes, offset by increases in slots and domestic table games play. Adjusted Property EBITDA at our Regional Properties increased by 27 percent with notable strength at MGM National Harbor and Borgata. We were very pleased with the ramp up of our Cotai property, which generated $80 million in Adjusted Property EBITDA during the quarter, despite some challenges in the market place.”

Mr. Murren continued, “We recently announced two significant transactions, which form part of our broader asset-light strategy and the shift in our business model away from a capital-intensive real estate business towards a developer, manager and operator of leading gaming, hospitality and entertainment properties. We entered into an agreement to sell Circus Circus Las Vegas for consideration of $825 million and entered into an agreement with Blackstone Real Estate Income Trust that values the real estate of Bellagio at $4.25 billion, representing a purchase price multiple of 17.3x rent. We expect that the agreements to sell Circus Circus Las Vegas and to monetize the Bellagio real estate assets will provide us with net after tax cash proceeds, including expected debt breakage costs, of $4.3 billion, a majority of which will be used to fortify our balance sheet and then return capital to shareholders. Following these transactions, we will still retain several highly valuable real estate assets including MGM Grand Las Vegas, MGM Springfield, our 50 percent stake in CityCenter and our 68 percent economic ownership in MGM Growth Properties LLC. I am excited about the prospects for our business as we enter 2020.  We expect the combination of a healthy Las Vegas market and successful implementation of MGM 2020 to drive EBITDA and free cash flow growth.  Simultaneously our asset light transition will generate significant proceeds from real estate monetization that can be used to strengthen our balance sheet, meaningfully reduce our shares outstanding, and invest in select growth initiatives.  Our increased profits spread across fewer shares outstanding will result in enhanced free cash flow per share and generate meaningful value for our shareholders.”

Las Vegas Strip Resorts

•	Net revenues increased 4% compared to the prior year quarter to $1.5 billion;
•	Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues(3) increased 4% compared to the prior year quarter to $1.5 billion;
•	Adjusted Property EBITDA of $441 million, a 5% increase compared to $420 million in the prior year quarter;
•	Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA(2) of $438 million a 6% increase compared to the prior year quarter; and
•	Adjusted Property EBITDA margin of 29.3%, a 41 basis point increase compared to the prior year quarter.

Regional Operations

•

Net revenues increased $158 million or 20% compared to the prior year quarter to $935 million, including $52 million in net revenues from Empire City Casino, which was acquired on January 29, 2019, $64 million in net revenues from MGM Northfield Park’s operations, which was acquired from MGP on April 1, 2019, and a full quarter of operations at MGM Springfield, which opened on August 24, 2018;

•	Adjusted Property EBITDA of $264 million, a 27% increase compared the prior year quarter; and
•	Adjusted Property EBITDA margin of 28.2% in the current quarter, a 152 basis point increase compared to the prior year quarter.

MGM China

•	Net revenues increased 22% compared to the prior year quarter to $738 million;
•	VIP Table Games Hold Adjusted MGM China Net Revenues(3) of $699 million, a 19% increase compared to the prior year quarter;
•	Adjusted Property EBITDA of $182 million, a 40% increase compared to the prior year quarter;
•	VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA(2) of $168 million, a 36% increase compared to the prior year quarter; and
•	Adjusted Property EBITDA margin of 24.7% , a 321 basis point increase compared to the prior year quarter.

"We remain focused on achieving our 2020 targets of $3.6 billion to $3.9 billion in consolidated Adjusted EBITDA and significant growth in free cash flow per share” said Corey Sanders, Chief Financial Officer and Treasurer of MGM Resorts. “The key drivers remain the benefits of our MGM 2020 plan, which is currently tracking ahead of expectations; healthy market conditions in Las Vegas and regional markets; and the ongoing ramp up of newly opened properties, especially MGM Cotai. We are also targeting consolidated net financial leverage of 3-4x and approximately 1x net domestic financial leverage (excluding MGP) by the end of 2020.”

Adjusted Diluted Earnings Per Share

The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended September 30,	2019	2018
Diluted earnings (loss) per share	$(0.08)	$0.26
Preopening and start-up expenses	—	0.08
Property transactions, net	0.48	(0.08)
Non-operating expense:
Remeasurement loss on MGM China senior notes	0.01	—
Items from unconsolidated affiliates:
CityCenter property transactions, net	(0.01)	—
Gain on the sale of Mandarin Oriental Las Vegas	—	(0.02)
Change in fair value of CityCenter swaps	0.01	—
Income tax impact on net income adjustments (1)	(0.10)	(0.01)
Adjusted diluted earnings per share	$0.31	$0.23
(1)	The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

Las Vegas Strip Resorts

Casino revenue for the third quarter of 2019 decreased 3% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts, due primarily to an 11% decrease in table games win driven by baccarat, partially offset by a 6% increase in slots win.

The following table shows key gaming statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended September 30,	2019	2018	% change
	(Dollars in millions)
Table Games Drop	$842	$897	(6)%
Table Games Win %	24.2%	25.4%
Slots Handle	$3,280	$3,143	4%
Slots Hold %	9.4%	9.3%

Rooms revenue increased 6% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts due to a    3.6% increase in Las Vegas Strip Resorts REVPAR(4) compared to the prior year quarter, as well as a 2% increase in available rooms as a result of the completion of the rebranding and repositioning of Park MGM. Rooms revenue at Park MGM increased 49% compared to the prior year quarter.

The following table shows key hotel statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended September 30,	2019	2018	% change
Occupancy %	92%	93%
Average Daily Rate (ADR)	$164	$157	4.4%
Revenue per Available Room (REVPAR)	$152	$146	3.6%

Food and beverage revenue increased 9% at the Company’s Las Vegas Strip Resorts compared to the prior year quarter due primarily to the opening of new outlets at Park MGM and NoMad Las Vegas and an increase in catering and banquets revenue which benefited from the completion of the expansion of MGM Grand’s Conference Center in 2019.

Regional Operations

Casino revenue increased 26% compared to the prior year quarter at the Company’s Regional Operations, due primarily to the acquisition of Empire City Casino, the acquisition of MGM Northfield Park’s operations from MGP and a full quarter of operations at MGM Springfield.

The following table shows key gaming statistics for the Company’s Regional Operations:

Three Months Ended September 30,	2019	2018	% change
	(Dollars in millions)
Table Games Drop	$1,122	$1,054	6%
Table Games Win %	19.6%	19.4%
Slots Handle	$6,666	$5,755	16%
Slots Hold %	9.4%	9.0%

MGM China

Key third quarter results for MGM China Holdings Limited (“MGM China”) include:

•	Net revenues of $738 million, a 22% increase compared to the prior year quarter. The current quarter included $364 million of net revenues at MGM Cotai;
•	Main floor table games win increased 47% compared to the prior year quarter due to the addition of 25 new-to-market tables at MGM Cotai in 2019 and a 559 basis point increase in win percentage;
•

VIP table games win increased 5% compared to the prior year quarter due to the opening of VIP gaming areas at the end of the third quarter of 2018 at MGM Cotai and an increase in the VIP table games win percentage;

•

Adjusted Property EBITDA increased 40% to $182 million compared to $130 million in the prior year quarter. The current quarter included $13 million of license fee expense compared to $11 million in the prior year quarter; and

•	Adjusted Property EBITDA margin was 24.7% in the current quarter compared to 21.5% in the prior year quarter, increasing primarily as a result of the continued ramp up of operations at MGM Cotai.

The following table shows key gaming statistics for MGM China:

Three Months Ended September 30,	2019	2018	% change
	(Dollars in millions)
VIP Table Games Turnover	$8,646	$9,419	(8)%
VIP Table Games Win %	3.7%	3.2%
Main Floor Table Games Drop	$2,117	$1,882	13%
Main Floor Table Games Win %	23.6%	18.1%

MGM China paid the previously announced interim dividend of $46 million in August 2019, of which MGM Resorts received $25 million, representing its 56% share of the dividend.

Corporate Expense

Corporate expense, including normal share-based compensation for corporate employees, was $109 million in the third quarter of 2019, an increase of $10 million compared to the prior year quarter. The current quarter included $7 million in costs incurred to implement the MGM 2020 Plan, $6 million related to the work of the Real Estate Committee of the Company’s Board of Directors and $3 million in finance modernization initiative costs.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three Months Ended September 30,	2019	2018
	(In thousands)
CityCenter	$39,317	$33,232
Other	(3,103)	2,263
	$36,214	$35,495

Key third quarter results for CityCenter Holdings, LLC (“CityCenter”) include the following (see schedule accompanying this release for further detail on CityCenter’s third quarter results):

•	Net revenues were $320 million, a 9% increase compared to the prior year quarter, due to a 24% increase in casino revenues and an increase in rooms revenues;
•

Casino revenues at Aria increased 24% compared to the prior year quarter, due primarily to a 13% increase in table games win resulting from a 405 basis point increase in table games hold percentage and a 13% increase in slots win;

•	REVPAR at Aria increased 4% compared to the prior year quarter to $237;
•	REVPAR at Vdara increased 4% compared to the prior year quarter to $192; and
•	Adjusted EBITDA from resort operations was $110 million, a 30% increase compared to the prior year quarter.

MGM Growth Properties

During the third quarter of 2019, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $237 million and received distributions of $93 million from the MGP Operating Partnership. In September 2019, the Board of Directors of MGM Growth Properties LLC (“MGP”) approved a quarterly dividend of $0.47 per Class A share (an increase of $0.01 per share based on a $1.88 dividend on an annualized basis) totaling $45 million, which was paid on October 15, 2019 to holders of record on September 30, 2019. The Company concurrently received a $94 million distribution attributable to its ownership of MGP Operating Partnership units.

MGM Resorts Dividend

On October 30, 2019, the Company’s Board of Directors approved a quarterly dividend of $0.13 per share totaling approximately $67 million. The dividend will be payable on December 16, 2019 to holders of record on December 10, 2019.

During the current quarter, MGM Resorts repurchased approximately 13 million shares of its common stock at an average price of $28.33 per share for an aggregate amount of $357 million. Approximately $750 million remained available under the $2.0 billion share repurchase program as of September 30, 2019. All shares repurchased under the Company’s program have been retired.

Financial Position

The Company’s cash balance at September 30, 2019 was $1.2 billion, which included $490 million at MGM China and $154 million at the MGP Operating Partnership. At September 30, 2019, the Company had $15.1 billion of principal amount of indebtedness outstanding, including $1.3 billion outstanding under its $2.25 billion senior secured credit facility, $2.3 billion outstanding under the $3.6 billion MGP Operating Partnership senior secured credit facility and $776 million outstanding under the $1.25 billion MGM China revolving credit facility.

In August 2019, MGM China entered into a new $1.25 billion senior unsecured revolving credit facility and used the proceeds to fully repay the borrowings outstanding under its secured credit facility. The secured credit facility was subsequently extinguished. The new revolving credit facility matures in May 2024 and bears interest at a fluctuating rate per annum based on HIBOR plus 1.625% to 2.75%, as determined by MGM China’s leverage ratio.

Conference Call Details

MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today which will include a brief discussion of the results followed by a question and answer period. The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 2753290. A replay of the call will be available through Wednesday, November 6, 2019.  The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088.  The replay access code is 10135301. The call will be archived at http://investors.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at http://investors.mgmresorts.com for reference during the earnings call.

1.“Adjusted EPS” is diluted earnings per share adjusted to exclude preopening and start-up expenses, property transactions, net, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), gain or loss on retirement of long-term debt, currency translation gain or loss related to MGM China’s U.S. dollar-denominated debt and the Company’s share of mark-to-market adjustments related to CityCenter’s interest rate swaps recorded within non-operating items from unconsolidated affiliates.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly-titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in the earnings release.

2.“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), and property transactions, net. Management utilizes “Adjusted Property EBITDA” as the primary profit measures for its reportable segments and underlying operating segments. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense, which are not allocated to each operating segment, and before rent expense related to the master lease with MGM Growth Properties that eliminates in consolidation. “Adjusted Property EBITDA margin” is Adjusted Property EBITDA divided by related segment net revenues.

“Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA” and “VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA” are supplemental non-GAAP financial measures, that, in addition to the reasons described above for the presentation of Adjusted  Property EBITDA, are presented to adjust for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA is calculated by applying a win percentage of 30.0% for Baccarat and 21.0% for non-Baccarat games to the respective table games drops for the quarter, which represents the mid-point of the expected ranges of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat at the Las Vegas Strip Resorts properties. VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA is based on applying a VIP Rolling Chip win percentage of 2.95% to the VIP Rolling Chip volume, which represents the mid-point of the expected normal range of 2.6% to 3.3% for MGM China. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA are also adjusted for the gaming taxes, VIP commissions, bad debt expense, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted above to the respective gaming volumes.

Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

In addition, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA are presented as a supplemental disclosure to reported GAAP measures and to Adjusted Property EBITDA because management believes these measures present a consistent measure for evaluating the Company’s operating performance from period to period.

Adjusted EBITDA, Adjusted Property EBITDA, Adjusted Property EBITDA margin, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA, Adjusted Property EBITDA, Adjusted Property EBITDA margin, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA, Adjusted Property EBITDA, Adjusted Property EBITDA margin, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA information may calculate Adjusted EBITDA,

Adjusted Property EBITDA, Adjusted Property EBITDA margin, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA in a different manner and such differences may be material.

A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the financial schedules in this release. This press release also includes references to target financial measures and goals (including targeted Adjusted EBITDA and targeted net leverage), which are not presented as forecasts or projections of expected future performance.

3.“Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues” and “VIP Table Games Hold Adjusted MGM China Net Revenues” are additional supplemental non-GAAP financial measures that are presented to adjust Las Vegas Strip Resorts net revenues and MGM China net revenues for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges, as described in footnote 2 above. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are also adjusted for the VIP commissions, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted in footnote 2 above to the respective gaming volumes. Management believes Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues present consistent measures in providing period-to-period comparisons and are useful measures in assisting investors evaluating the Company’s operating performance. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues should not be construed as alternatives to GAAP net revenues, as indicators of the Company’s performance, or as any other measure determined in accordance with generally accepted accounting principles. Reconciliations of GAAP net revenues to Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are included in the financial schedules in this release.

4.REVPAR is hotel revenue per available room.

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About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 30 unique hotel and destination gaming offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company recently acquired the operations of Empire City Casino in New York and Hard Rock Rocksino in Ohio, which was rebranded as MGM Northfield Park. In 2018, MGM Resorts opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The 82,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results and the Company’s financial outlook, the Company’s ability to execute on its asset light strategy and return capital to shareholders, the expected net cash proceeds from the Bellagio sale-leaseback and Circus Circus Las Vegas transactions and the Company’s ability to deliver on its 2020 targets and goals (including its Adjusted EBITDA, free cash flow and leverage targets). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community	News Media
AARON FISCHER	BRIAN AHERN
Chief Strategy Officer	Director of Media Relations
(702) 693-7152 or afischer@mgmresorts.com	media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Revenues:
Casino	$1,663,049	$1,465,380	$4,887,707	$4,191,910
Rooms	595,636	566,319	1,756,354	1,669,670
Food and beverage	560,200	520,773	1,624,973	1,470,992
Entertainment, retail and other	387,596	370,150	1,114,708	1,063,142
Reimbursed costs	107,901	106,680	330,794	314,520
	3,314,382	3,029,302	9,714,536	8,710,234
Expenses:
Casino	915,207	819,334	2,706,356	2,323,514
Rooms	211,292	206,406	623,929	598,432
Food and beverage	427,400	391,091	1,254,303	1,121,465
Entertainment, retail and other	274,850	263,915	788,463	734,119
Reimbursed costs	107,901	106,680	330,794	314,520
General and administrative	494,228	463,417	1,543,764	1,319,760
Corporate expense	108,545	98,089	346,042	301,036
Preopening and start-up expenses	925	46,890	5,091	132,884
Property transactions, net	249,858	(42,400)	264,424	(19,532)
Depreciation and amortization	322,009	300,472	973,211	865,502
	3,112,215	2,653,894	8,836,377	7,691,700
Income from unconsolidated affiliates	36,214	35,495	101,967	115,201
Operating income	238,381	410,903	980,126	1,133,735

Non-operating income (expense):
Interest expense, net of amounts capitalized	(215,503)	(205,573)	(647,452)	(554,975)
Non-operating items from unconsolidated affiliates	(14,669)	(11,583)	(54,311)	(31,661)
Other, net	(9,381)	(3,291)	(53,964)	(11,588)
	(239,553)	(220,447)	(755,727)	(598,224)

Income (loss) before income taxes	(1,172)	190,456	224,399	535,511
Benefit (provision) for income taxes	7,276	(19,046)	(75,969)	42,623
Net income	6,104	171,410	148,430	578,134
Less: Net income attributable to noncontrolling interests	(43,237)	(28,532)	(110,861)	(88,035)
Net income (loss) attributable to MGM Resorts International	$(37,133)	$142,878	$37,569	$490,099
Earnings (loss) per share:
Basic	$(0.08)	$0.26	$0.06	$0.87
Diluted	$(0.08)	$0.26	$0.06	$0.86

Weighted average common shares outstanding:
Basic	518,983	535,130	528,429	549,418
Diluted	518,983	540,396	531,873	555,521

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,233,569	$1,526,762
Accounts receivable, net	550,345	657,206
Inventories	104,206	110,831
Income tax receivable	23,877	28,431
October 1 litigation insurance receivable	735,000	—
Prepaid expenses and other	233,749	203,548
Total current assets	2,880,746	2,526,778

Property and equipment, net	20,603,978	20,729,888

Other assets:
Investments in and advances to unconsolidated affiliates	758,992	732,867
Goodwill	2,076,431	1,821,392
Other intangible assets, net	3,866,536	3,944,463
Operating lease right-of-use assets, net	650,990	—
Other long-term assets, net	331,198	455,318
Total other assets	7,684,147	6,954,040
	$31,168,871	$30,210,706

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$253,637	$302,578
Construction payable	144,504	311,793
Current portion of long-term debt	—	43,411
Accrued interest on long-term debt	159,760	140,046
October 1 litigation liability	735,000	—
Other accrued liabilities	2,000,343	2,151,054
Total current liabilities	3,293,244	2,948,882

Deferred income taxes, net	1,536,426	1,342,538
Long-term debt, net	14,943,874	15,088,005
Other long-term obligations	250,368	259,240
Operating lease liabilities	518,365	—
Redeemable noncontrolling interest	105,976	102,250
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 513,913,791 and 527,479,528 shares	5,139	5,275
Capital in excess of par value	3,846,369	4,092,085
Retained earnings	2,255,885	2,423,479
Accumulated other comprehensive loss	(46,841)	(8,556)
Total MGM Resorts International stockholders' equity	6,060,552	6,512,283
Noncontrolling interests	4,460,066	3,957,508
Total stockholders' equity	10,520,618	10,469,791
	$31,168,871	$30,210,706

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Bellagio	$333,752	$322,058	$1,010,450	$1,029,223
MGM Grand Las Vegas	318,334	340,053	886,108	944,949
Mandalay Bay	248,928	246,303	715,503	742,758
The Mirage	153,976	147,433	463,886	450,973
Luxor	98,892	103,822	291,448	304,281
New York-New York	93,205	90,000	284,109	279,061
Excalibur	85,692	83,836	252,953	247,491
Park MGM	103,355	50,649	301,006	150,251
Circus Circus Las Vegas	71,314	70,202	196,517	191,987
Las Vegas Strip Resorts	1,507,448	1,454,356	4,401,980	4,340,974
MGM Grand Detroit	145,769	148,472	453,318	449,218
Beau Rivage	108,509	108,580	317,553	308,068
Gold Strike Tunica	47,693	45,756	144,486	129,676
Borgata	234,459	235,186	621,064	635,486
MGM National Harbor	206,083	196,568	608,065	587,171
MGM Springfield (1)	75,994	42,549	230,076	42,549
Empire City Casino (2)	52,103	—	143,275	—
MGM Northfield Park (3)	64,408	—	132,079	—
Regional Operations	935,018	777,111	2,649,916	2,152,168
MGM Macau	374,035	434,263	1,197,591	1,321,743
MGM Cotai	363,720	171,751	980,457	441,482
MGM China	737,755	606,014	2,178,048	1,763,225
Management and other operations	134,161	191,821	484,592	453,867
	$3,314,382	$3,029,302	$9,714,536	$8,710,234

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Bellagio	$117,589	$104,715	$355,914	$371,716
MGM Grand Las Vegas	85,694	116,647	219,055	298,846
Mandalay Bay	66,256	58,649	184,998	194,415
The Mirage	41,186	27,098	119,153	99,715
Luxor	32,560	31,985	94,201	94,530
New York-New York	34,790	32,128	109,011	102,464
Excalibur	29,576	28,478	86,960	84,106
Park MGM	15,739	1,403	45,589	9,776
Circus Circus Las Vegas	17,765	18,596	47,998	49,190
Las Vegas Strip Resorts	441,155	419,699	1,262,879	1,304,758
MGM Grand Detroit	45,569	48,440	145,254	146,966
Beau Rivage	29,863	29,438	84,226	76,906
Gold Strike Tunica	15,506	14,668	50,808	39,477
Borgata	67,168	60,806	159,431	154,955
MGM National Harbor	52,879	46,253	150,978	138,329
MGM Springfield (1)	9,228	7,644	31,090	7,644
Empire City Casino (2)	19,980	—	56,333	—
MGM Northfield Park (3)	23,423	—	47,223	—
Regional Operations	263,616	207,249	725,343	564,277
MGM Macau	102,216	118,211	347,780	363,859
MGM Cotai	79,794	11,835	195,848	37,813
MGM China	182,010	130,046	543,628	401,672
Unconsolidated resorts (4)	36,192	35,495	105,031	115,201
Management and other operations	2,232	27,978	24,279	48,314
Stock compensation	(14,419)	(16,618)	(45,280)	(49,521)
Corporate	(97,122)	(87,984)	(306,449)	(272,112)
	$813,664	$715,865	$2,309,431	$2,112,589

(1)	For the three and nine months ended September 30, 2018, represents net revenues and Adjusted Property EBITDA of MGM Springfield for the period August 1-September 30 only.
(2)	For the nine months ended September 30, 2019, represents net revenues and Adjusted Property EBITDA of Empire City Casino for the period January 29-September 30 only.
(3)	For the nine months ended September 30, 2019, represents net revenues and Adjusted Property EBITDA of MGM Northfield Park for the period April 1-September 30 only.
(4)	Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Net income (loss) attributable to MGM Resorts International	$(37,133)	$142,878	$37,569	$490,099
Plus: Net income attributable to noncontrolling interests	43,237	28,532	110,861	88,035
Net income	6,104	171,410	148,430	578,134
(Benefit) provision for income taxes	(7,276)	19,046	75,969	(42,623)
Income (loss) before income taxes	(1,172)	190,456	224,399	535,511
Non-operating (income) expense:
Interest expense, net of amounts capitalized	215,503	205,573	647,452	554,975
Other, net	24,050	14,874	108,275	43,249
	239,553	220,447	755,727	598,224
Operating income	238,381	410,903	980,126	1,133,735
Preopening and start-up expenses	925	46,890	5,091	132,884
Property transactions, net	249,858	(42,400)	264,424	(19,532)
Depreciation and amortization	322,009	300,472	973,211	865,502
Restructuring	2,491	—	86,579	—
Adjusted EBITDA	$813,664	$715,865	$2,309,431	$2,112,589

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDA TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS NET REVENUES AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Las Vegas Strip Resorts net revenues	$1,507,448	$1,454,356	$4,401,980	$4,340,974
Hold adjustment (1)	(3,691)	(8,313)	15,882	(28,502)
Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues	$1,503,757	$1,446,043	$4,417,862	$4,312,472

Las Vegas Strip Resorts Adjusted Property EBITDA	$441,155	$419,699	$1,262,879	$1,304,758
Hold adjustment (2)	(3,184)	(7,083)	13,512	(24,352)
Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDA	$437,971	$412,616	$1,276,391	$1,280,406

(1)

For the Las Vegas Strip Resorts, hold adjustment represents the estimated incremental table games win or loss had the Company’s win percentage equaled   the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win.

(2)	These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (1) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF MGM CHINA NET REVENUES AND MGM CHINA ADJUSTED PROPERTY EBITDA TO VIP TABLE GAMES HOLD ADJUSTED MGM CHINA NET REVENUES AND VIP TABLE GAMES HOLD ADJUSTED MGM CHINA ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
MGM China net revenues	$737,755	$606,014	$2,178,048	$1,763,225
Hold adjustment (3)	(38,642)	(16,753)	(49,126)	(2,721)
VIP Table Games Hold Adjusted MGM China Net Revenues	$699,113	$589,261	$2,128,922	$1,760,504

MGM China Adjusted Property EBITDA	$182,010	$130,046	$543,628	$401,672
Hold adjustment (4)	(14,117)	(6,529)	(19,793)	(1,991)
VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDA	$167,893	$123,517	$523,835	$399,681

(3)

For MGM China, hold adjustment represents the estimated incremental VIP table games win or loss related to VIP Rolling Chip volume play had the Company’s win percentage equaled the mid-point of the expected normal range of 2.6% to 3.3%. Amounts include estimated commissions and other incentives related to increases or decreases in VIP table games win.

(4)

These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental VIP table games win or loss calculated in (3) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – HOTEL STATISTICS - LAS VEGAS STRIP RESORTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Bellagio
Occupancy %	94.7%	96.4%	95.1%	95.2%
Average daily rate (ADR)	$271	$265	$281	$277
Revenue per available room (REVPAR)	$256	$256	$268	$264
MGM Grand Las Vegas
Occupancy %	93.2%	93.8%	92.5%	93.5%
ADR	$191	$181	$190	$183
REVPAR	$178	$170	$175	$171
Mandalay Bay
Occupancy %	94.8%	92.3%	93.4%	90.3%
ADR	$204	$200	$206	$210
REVPAR	$193	$185	$193	$189
The Mirage
Occupancy %	95.9%	96.9%	94.6%	94.5%
ADR	$166	$159	$178	$172
REVPAR	$159	$154	$169	$163
Luxor
Occupancy %	94.7%	96.7%	95.0%	95.5%
ADR	$119	$114	$119	$116
REVPAR	$113	$110	$113	$111
New York-New York
Occupancy %	95.7%	97.5%	95.5%	97.0%
ADR	$146	$139	$151	$144
REVPAR	$140	$135	$144	$139
Excalibur
Occupancy %	93.6%	94.2%	93.1%	93.3%
ADR	$103	$98	$103	$99
REVPAR	$96	$92	$96	$93
Park MGM
Occupancy %	87.7%	84.5%	88.4%	84.3%
ADR	$149	$132	$149	$132
REVPAR	$130	$111	$131	$111
Circus Circus Las Vegas
Occupancy %	81.7%	85.0%	82.6%	83.0%
ADR	$92	$85	$91	$84
REVPAR	$76	$73	$75	$70

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Aria	$287,993	$262,777	$894,365	$846,456
Vdara	32,359	31,610	98,850	96,415
	$320,352	$294,387	$993,215	$942,871

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Aria
Occupancy %	90.8%	91.9%	91.8%	91.3%
ADR	$262	$248	$272	$259
REVPAR	$237	$228	$250	$237
Vdara
Occupancy %	91.8%	92.5%	92.4%	92.7%
ADR	$209	$199	$213	$207
REVPAR	$192	$184	$196	$192

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Net income (loss)	$33,082	$(1,227)	$56,079	$(52,899)
Plus: Loss from discontinued operations	—	6,069	—	134,617
Net income from continuing operations	33,082	4,842	56,079	81,718
Non-operating (income) expense:
Interest expense, net of amounts capitalized	23,117	21,214	69,777	58,361
Other, net	5,265	49	33,975	(102)
	28,382	21,263	103,752	58,259
Operating income	61,464	26,105	159,831	139,977
Property transactions, net	(10,601)	1,480	(9,352)	(449)
Depreciation and amortization	57,709	55,732	172,113	164,447
Restructuring	(44)	—	6,128	—
Adjusted EBITDA	$108,528	$83,317	$328,720	$303,975

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Aria	$101,209	$76,594	$307,927	$278,961
Vdara	8,708	8,238	29,770	29,160
Resort Operations	109,917	84,832	337,697	308,121
Other	(1,389)	(1,515)	(8,977)	(4,146)
	$108,528	$83,317	$328,720	$303,975